Exhibit 99.1

NEWS RELEASE

Skyline Corporation

2520 By-Pass Road

P.O. Box 743

Elkhart, Indiana 46515-0743

(574) 294-6521

Subject: TRANSFER TO NYSE MKT LLC	Approved by: JON S. PILARSKI

ELKHART, INDIANA — AUGUST 30, 2013

SKYLINE REPORTS TRANSFER OF STOCK LISTING TO NYSE MKT LLC

On August 9, 2013, Skyline Corporation (“Corporation”) received approval to have its Common Stock listed on the NYSE MKT market, and anticipates commencement of trading on September 5, 2013.

On April 10, 2013, the New York Stock Exchange (“NYSE”) notified the Corporation that it had fallen below the NYSE’s continued listing standards. The Corporation is considered below criteria established by the NYSE due to the Corporation’s average market capitalization being less than $50 million over a consecutive 30 day trading-day period, and its last reported shareholder’s equity being less than $50 million.

In accordance with NYSE procedures, the Corporation submitted a business plan to the NYSE demonstrating how it intends to regain compliance with the listing standards within 18 months (“plan period”). On June 27, 2013, NYSE notified the Corporation that the business plan was accepted, and that it would be subject to quarterly reviews during the plan period for compliance with the goals and initiatives outlined in the plan.

In connection with submission of the business plan, the Corporation’s management also evaluated NYSE’s MKT market. Management determined that transferring the Corporation’s Common Stock to the NYSE MKT market would be beneficial for the Corporation because it would receive substantially the same service at a lower cost.

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